Exhibit 99.1

Calavo Growers, Inc. Announces Fourth Quarter and Fiscal Year 2024 Financial Results

SANTA PAULA, Calif., Jan. 14, 2025—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the fiscal fourth quarter and fiscal year ended October 31, 2024.

Introductory Note: In the first quarter of 2024, we concluded that the Fresh Cut (formerly RFG) business met the requirements to be classified as held for sale and discontinued operations. As a result, the financial results of that business are reported as discontinued operations in this press release. The divestiture of the Fresh Cut business occurred on August 15, 2024. Prior to the decision to divest our Fresh Cut business, the Company’s Prepared reporting segment included the Fresh Cut business unit and our guacamole business. The Fresh Cut business unit is no longer included in our Prepared business segment in this press release. Retrospective reclassifications have been made to prior period financial statements and commentary in this press release to present the Fresh Cut business unit as a discontinued operation. Unless otherwise noted, the amounts and commentary included in this press release relate to our continuing operations.

Fiscal Year 2024 Financial Overview

●	Total net sales increased 11.4% to $661.5 million from the prior year
o	Grown segment net sales increased 13.3% to $597.6 million
o	Prepared segment net sales decreased 4.2% to $63.9 million
●	Total gross profit increased 8.3% to $67.8 million from the prior year
o	Grown segment gross profit increased 9.4% to $55.3 million
o	Prepared segment gross profit increased 3.8% to $12.5 million
●	Net income from continuing operations of $6.8 million, or $0.38 per diluted share, compared to net income from continuing operations of $5.1 million, or $0.26 per diluted share, for the prior year.
●	Adjusted net income of $18.7 million, or $1.05 per diluted share, compared to adjusted net income of $11.5 million, or $0.64 per diluted share, for the prior year
●	Adjusted EBITDA of $37.0 million, compared to $33.2 million for the prior year

Fourth Quarter Financial Overview

●	Total net sales increased 19.5% to $170.0 million from the prior year quarter
o	Grown segment net sales increased 23.4% to $154.6 million
o	Prepared segment net sales decreased 9.4% to $15.3 million
●	Total gross profit increased 14.2% to $16.3 million from the prior year quarter
o	Grown segment gross profit increased 24.1% to $14.3 million
o	Prepared segment gross profit decreased 27.6% to $2.0 million

Calavo Growers, Inc.

●	Net loss from continuing operations of $2.5 million, or $(0.14) per diluted share, compared to a net loss from continuing operations of $4.7 million, or $(0.26) per diluted share, for the prior year quarter
●	Adjusted net income of $0.8 million, or $0.05 per diluted share, compared to an adjusted net loss of $0.4 million, or $(0.02) per diluted share, for the prior quarter
●	Adjusted EBITDA of $6.7 million compared to $8.0 million for the prior year quarter

Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Management Commentary

“We made good progress in 2024 improving our financial performance and executing our strategy,” said Lee Cole, President and Chief Executive Officer of Calavo Growers, Inc. “Both our top and bottom-line results grew compared to 2023, with net sales increasing approximately 11%, net income from continuing operations increasing approximately 36%, and adjusted EBITDA increasing approximately 11%. Additionally, adjusted net income increased $0.41 per share from the prior year.”

“In the first quarter of 2024, we made the strategic decision to sharpen our focus on our core avocado and guacamole operations, leading to the sale of our Fresh Cut business, which we finalized in August 2024. By divesting Fresh Cut, we enhanced our core operations and streamlined our corporate structure to deliver meaningful reductions in SG&A expenses. The sale of Fresh Cut also strengthened our balance sheet by reducing debt and generating a strong cash position, which helped us to reward investors with a higher dividend that we plan to maintain in 2025.”

“Turning to our financial performance for the fourth fiscal quarter, we saw our net loss from continuing operations improve by approximately 48% as compared to the same prior quarter period, driven primarily by favorable movements in our tax rate. Adjusted EBITDA for the same periods, however, declined by approximately 16%, primarily reflecting an increase in incentive compensation. Total gross profit rose by approximately 14% during the quarter, supported by stronger avocado margins in the Grown segment. However, this improvement was partially offset by higher fruit input costs in our Prepared segment.”

“We are entering fiscal 2025 with strong momentum. Our strategic focus on operational optimization, disciplined execution, and leveraging organic growth opportunities positions us well for sustained success. With double-digit growth anticipated in avocado and guacamole sales volumes, as well as overall revenue, we believe that our initiatives will drive meaningful value creation for shareholders in fiscal 2025 as compared to fiscal 2024. Our confidence is grounded in the strength of our growth drivers — new customer acquisition, product innovations, deeper penetration within existing accounts, and expanded global sourcing strategies. We believe the scalability of our supply chain gives us an advantage in delivering the sales volume growth. Supported by a focus on cost discipline and efficiencies in SG&A expenses, these factors position us for a strong year of revenue growth, profitability, and enhanced shareholder returns in 2025.”

Fourth Quarter 2024 Consolidated Financial Review

Total net sales for the fourth quarter of 2024 were $170.0 million, an increase of 19.5% compared to $142.2 million for the fourth quarter of 2023. Net sales in the Grown segment increased by 23.4%, while net sales in the Prepared segment decreased by 9.4%. The average selling price of avocados in the Grown segment rose by 16% compared to the same period prior year.

Calavo Growers, Inc.

Gross profit for the fourth quarter was $16.3 million, or 9.6% of net sales, compared to $14.3 million, or 10.0% of net sales, for the same period last year.

Selling, general and administrative (SG&A) expenses for the fourth quarter totaled $13.0 million, or 7.7% of net sales, compared to $9.3 million and 6.5% of net sales for the same period last year. The increase from the prior year was related primarily to higher legal and outside service-related expenses of $1.0 million for investigation-related expenses in addition to higher incentive compensation expenses.

Net loss from continuing operations for the fourth quarter was $2.5 million, or $(0.14) per diluted share. This compares with a net loss from continuing operations of $4.7 million, or $(0.26) per diluted share, for the same period last year.

Adjusted net income was $0.8 million, or $0.05 per diluted share, compared to adjusted net loss of $0.4 million, or $(0.02) per diluted share last year.

Adjusted EBITDA was $6.7 million compared to $8.0 million for the same period last year.

Segment Performance

Grown

Gross profit in the Grown segment increased to $14.3 million, compared to $11.5 million in the prior year quarter. This improvement was primarily driven by a 10% increase in avocado volume and higher margins per case. Average avocado prices were approximately 16% higher than the same period in the prior year. Avocado performance has been and is expected to remain steady throughout the first quarter. We anticipate adequate volume in January to meet Super Bowl demand despite USDA limitations on inspection hours in Mexico and isolated pest challenges in Michoacan. We remain confident in our supply chain and our ability to fulfill demand during this peak consumption period. While tomato volumes are projected to decline, pricing improvements and stronger margins on purchased tomatoes should deliver double-digit growth in tomato gross profit during fiscal year 2025 as compared to fiscal year 2024.

Prepared

Gross profit in the Prepared segment declined to $2.0 million from $2.7 million in the prior year quarter, with gross margin decreasing from 16.1% to 12.9%. This decline was primarily driven by higher fruit costs compared to the prior year quarter; however, costs gradually stabilized following the summer price surge. Looking ahead, we remain focused on expanding our guacamole business and have introduced several exciting new products for retail consumers during the fiscal fourth quarter. We expect double-digit sales volume growth for fiscal year 2025, as compared to fiscal year 2024, and higher gross margins through improved operational efficiencies.

Balance Sheet and Liquidity

The Company ended the year with cash and cash equivalents of $57.0 million and $108.8 million of available liquidity. The Company had no borrowings under its credit facility and had total debt of $5.1 million consisting of other long-term obligations and finance leases as of October 31, 2024.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” EBITDA is defined as net income (loss) from

Calavo Growers, Inc.

continuing operations attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation, internal investigation and other related costs, (7) foreign currency gain (loss) and (8) one-time items. We believe adjusted EBITDA affords investors a different view of the overall financial performance of the Company than adjusted net income (loss) and the GAAP measure of net income (loss) from continuing operations. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income (loss) is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation, internal investigation and other related costs, (7) foreign currency loss (gain) and (8) one-time items. Adjusted net income (loss) and the related measure of adjusted net income (loss) per diluted share exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) from continuing operations.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below. Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA and adjusted net income (loss) may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in the processing and distribution of avocados, tomatoes, papayas and guacamole. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Calavo Growers, Inc.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties, and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows and currency exchange rates; the impact of acquisitions or debt or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance; statements regarding pending internal or external investigations, legal claims or tax disputes; and any statements of expectation or belief; any statements about future risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds, restrictions as a result of trade protection measures such as import/export/customs duties, tariffs and/or quotas).

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our management team to work together successfully; the impact of weather on market conditions; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; changes or actions associated with USDA-APHIS and the Mexican Secretary of Agriculture, Secretariat of Agriculture and Rural Development (SADER) phytosanitary regulations (certification regulation for the importation of Hass avocados to the United States); potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs, including but not limited to the new guacamole products referenced in this press release; risks associated with doing business internationally (including possible non-compliance with U.S. and foreign laws applicable to international trade and dealings and possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; the effects of increased interest rates on our cost of borrowing and consumer purchasing behavior; the resolution of pending internal and external investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the

Calavo Growers, Inc.

“SAT”) and our defenses against collection activities commenced by the SAT; and our ability to realize the expected expense savings from the sale of the Fresh Cut business.

For further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether because of new information, future events or otherwise.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	October 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$57,031	$2,091
Restricted cash	—	761
Accounts receivable, net of allowances of $3,624 (2024) and $3,364 (2023)	41,909	33,897
Inventories	34,157	31,571
Prepaid expenses and other current assets	9,976	11,739
Advances to suppliers	14,570	14,684
Current assets held for sale	—	37,533
Income taxes receivable	936	1,094
Total current assets	158,579	133,370
Property, plant, and equipment, net	54,200	60,924
Operating lease right-of-use assets	18,316	18,357
Investments in unconsolidated entities	2,424	2,902
Deferred income tax assets	7,473	3,010
Goodwill	10,211	10,211
Non-current assets held for sale	—	105,424
Intangibles, net	—	275
Other assets	49,916	52,381
	$301,119	$386,854
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$18,377	$14,788
Trade accounts payable	8,742	5,097
Accrued expenses	28,149	15,809
Current liabilities held for sale	—	29,911
Income tax payable	2,767	—
Other current liabilities	11,000	11,000
Current portion of term loan	—	647
Current portion of operating leases	3,296	3,663
Current portion of long-term obligations and finance leases	874	831
Total current liabilities	73,205	81,746
Long-term liabilities:
Borrowings pursuant to line of credit, long-term	—	35,024
Long-term liabilities held for sale	—	29,295
Long-term portion of term loan	—	3,416
Long-term portion of operating leases	17,476	17,328
Long-term portion of obligations and finance leases	4,274	4,645
Deferred income tax liabilities	—	746
Other long-term liabilities	4,388	4,425
Total long-term liabilities	26,138	94,879
Commitments and contingencies
Shareholders' equity:
Common stock ($0.001 par value, 100,000 shares authorized; 17,802 (2024) and 17,761 (2023) shares issued and outstanding)	18	18
Additional paid-in capital	177,973	176,481
Noncontrolling interest	1,444	1,392
Retained earnings	22,341	32,338
Total shareholders' equity	201,776	210,229
	$301,119	$386,854

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2024	2023	2024	2023

Net sales	$169,959	$142,204	$661,544	$594,102
Cost of sales	153,669	127,936	593,740	531,490
Gross profit	16,290	14,268	67,804	62,612
Selling, general and administrative	13,045	9,279	50,038	47,276
Expenses related to Mexican tax matters	233	1,897	1,043	3,128
Operating income	3,012	3,092	16,723	12,208
Foreign currency gain (loss)	(3,041)	(3,057)	(5,840)	1,378
Interest income	680	242	1,020	605
Interest expense	(274)	(984)	(2,893)	(2,371)
Other income (expense), net	80	(201)	641	260
Income (loss) before income taxes and loss from unconsolidated entities	457	(908)	9,651	12,080
Income tax expense	(2,803)	(3,297)	(2,325)	(6,148)
Net loss from unconsolidated entities	(104)	(481)	(478)	(879)
Net income (loss) from continuing operations	(2,450)	(4,686)	6,848	5,053
Net income (loss) from discontinued operations (refer to Note 16)	2,346	(3,234)	(7,872)	(13,020)
Net loss	(104)	(7,920)	(1,024)	(7,967)
Add: Net loss (income) attributable to noncontrolling interest	(35)	13	(52)	(377)
Net loss attributable to Calavo Growers, Inc.	$(139)	$(7,907)	$(1,076)	$(8,344)

Calavo Growers, Inc.’s net income (loss) per share:
Basic
Continuing Operations	$(0.14)	$(0.26)	$0.38	$0.26
Discontinued Operations	$0.13	$(0.18)	$(0.44)	$(0.73)
Net loss attributable to Calavo Growers, Inc	$(0.01)	$(0.45)	$(0.06)	$(0.47)

Diluted
Continuing Operations	$(0.14)	$(0.26)	$0.38	$0.26
Discontinued Operations	$0.13	$(0.18)	$(0.44)	$(0.73)
Net loss attributable to Calavo Growers, Inc	$(0.01)	$(0.45)	$(0.06)	$(0.47)

Number of shares used in per share computation:
Basic	17,802	17,766	17,801	17,750
Diluted	17,871	17,766	17,863	17,854

Calavo Growers, Inc.

CALAVO GROWERS, INC.
NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)
(in thousands)

Prior to the decision to divest our Fresh Cut business (formerly RFG), the Company’s Prepared reporting segment included the Fresh Cut business unit and our guacamole business. As a result, the Fresh Cut business unit is no longer included in our Prepared business segment and is not included in the tables below. All segment information included herein reflects these changes.

	Grown	Prepared	Total

	(All amounts are presented in thousands)
Three months ended October 31, 2024
Net sales	$154,625	$15,334	$169,959
Cost of sales	140,315	13,354	153,669
Gross profit	$14,310	$1,980	$16,290

Three months ended October 31, 2023
Net sales	$125,277	$16,927	$142,204
Cost of sales	113,742	14,194	127,936
Gross profit	$11,535	$2,733	$14,268

Grown

Prepared

Total

(All amounts are presented in thousands)

Three months ended July 31, 2024

Net sales

$

163,218

$

16,378

$

179,596

Cost of sales

145,043

14,460

159,503

Gross profit

$

18,175

$

1,918

$

20,093

Three months ended July 31, 2023

Net sales

$

144,069

$

16,787

$

160,856

Cost of sales

124,734

14,118

138,852

Gross profit

$

19,335

$

2,669

$

22,004

	Grown	Prepared	Total

	(All amounts are presented in thousands)
Three months ended July 31, 2024
Net sales	$163,218	$16,378	$179,596
Cost of sales	145,043	14,460	159,503
Gross profit	$18,175	$1,918	$20,093

Three months ended July 31, 2023
Net sales	$144,069	$16,787	$160,856
Cost of sales	124,734	14,118	138,852
Gross profit	$19,335	$2,669	$22,004

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income (loss) and adjusted net income (loss) per diluted share, each a non-GAAP measure, and reconciles to net income (loss) from continuing operations, and Diluted EPS from continuing operations, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended October 31,		Year ended October 31,
	2024	2023	2024	2023
Net income (loss) from continuing operations	$(2,450)	$(4,686)	$6,848	$5,053
Add: Net loss (income) attributable to noncontrolling interest	(35)	13	(52)	(377)
Net income (loss) from continuing operations attributable to Calavo Growers, Inc.	(2,485)	(4,673)	6,796	4,676
Non-GAAP adjustments:
Non-cash loss recognized from unconsolidated entities (a)	104	481	478	879
Impairment, losses and charges related to property, plant and equipment (b)	—	—	—	235
Restructure costs - consulting, management recruiting and severance (c)	—	304	1,037	5,490
Expenses related to Mexican tax matters (d)	233	1,897	1,043	3,128
Legal settlement and related expenses (e)	—	—	—	700
Professional fees related to internal investigation (f)	1,013	—	7,444	—
Foreign currency loss (gain) (g)	3,041	3,057	5,840	(1,378)
Tax impact of adjustments (h)	(1,097)	(1,435)	(3,960)	(2,264)
Adjusted net income (loss)	$809	$(369)	$18,678	$11,466

Calavo Growers, Inc.’s continuing operations net income (loss) per share:
Diluted EPS from continuing operations (GAAP)	$(0.14)	$(0.26)	$0.38	$0.26
Adjusted net income (loss) per diluted share	$0.05	$(0.02)	$1.05	$0.64

Number of shares used in per share computation:
Diluted	17,871	17,766	17,863	17,854

(a)	For the three months ended October 31, 2024 and 2023, we realized losses of $0.1 million and $0.5 million from Agricola Don Memo. For the year ended October 31, 2024 and 2023, we realized losses of $0.5 million and $0.9 million from Agricola Don Memo.

(b)	On April 1, 2023, we completed the divesture of our salsa business in our Prepared segment and incurred $0.2 million in losses related to the disposal of property, plant and equipment.

(c)	For the year ended October 31, 2024, we incurred $0.9 million in severance and other costs and $0.1 million in stock-based compensation related to the departure of certain members of management.

For the three and twelve months ended October 31, 2023, we recorded $0.3 million and $3.4 million in severance costs as part of senior management transitions and U.S. restructuring efforts, respectively. For the twelve months ended October 31, 2023, we recorded $1.6 million of stock-based compensation related to senior management transitions. Additionally, for the twelve months ended October 31, 2023, we incurred $0.5 million related to the divesture of Salsa Lisa.

Calavo Growers, Inc.

(d)	For the three and twelve months ended October 31, 2024, we incurred $0.2 million and $1.0 million of professional fees related to the Mexican tax matters, respectively.

For the three and twelve months ended October 31, 2023, we incurred $0.8 million and $2.4 million of professional fees related to the Mexican tax matters, respectively. For the three and twelve months ended October 31, 2023, we recognized a reserve of $1.1 million and $2.4 million related to the Mexican tax matters, respectively. For the twelve months ended October 31,2023, we recorded a recovery of $1.7 million related to the interest and inflationary adjustments related to an IVA repayment from Mexican Tax Authority.

(e)	For the three and twelve months ended October 31, 2023, we accrued $0.6 million in a legal settlement from a dispute from over five years ago related to an unused distribution agreement that was entered into over a decade ago. This legal settlement was considered out of the ordinary due to the length it took to settle and since we have not done business with this party for many years. There are no other similar matters outstanding. In addition, we incurred $0.1 million in associated legal fees.

(f)	For the three and twelve months ended October 31, 2024, we incurred $1.0 million and $7.4 million of professional fee expenses related to the internal investigation, respectively.

(g)	Due to the change in the Mexican peso to the U.S. dollar exchange rates, foreign currency remeasurement losses, net of gains, for the three and twelve months ended October 31, 2024 were $3.0 million and $5.8 million, respectively. Foreign currency remeasurement losses, net of gains, for the three months ended October 31, 2023 were $3.1 million. Foreign currency remeasurement gains, net of losses, for the twelve months ended October 31, 2023 were $1.4 million. Foreign currency remeasurement gain and loss impacts have been included as an adjustment to non-GAAP earnings measures for the current quarter and for prior period results. We adjust our non-GAAP earnings to exclude foreign currency remeasurement gains and losses due to volatility in foreign currency.

(h)	Tax impacts of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) from continuing operations, which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended October 31,		Year ended October 31,
	2024	2023	2024	2023
Net income (loss) from continuing operations	$(2,450)	$(4,686)	$6,848	$5,053
Add: Net loss (income) attributable to noncontrolling interest	(35)	13	(52)	(377)
Net income (loss) from continuing operations attributable to Calavo Growers, Inc.	(2,485)	(4,673)	6,796	4,676
Interest Income	(680)	(242)	(1,020)	(605)
Interest Expense	274	984	2,893	2,371
Provision for Income Taxes	2,803	3,297	2,325	6,148
Depreciation and Amortization	1,959	2,049	8,080	8,097
Stock-Based Compensation	424	812	2,160	5,010
EBITDA	$2,295	$2,227	$21,234	$25,697

Adjustments:
Non-cash loss recognized from unconsolidated entities (a)	104	481	478	879
Impairment, losses and charges related to property, plant and equipment (b)	—	—	—	235
Restructure costs - consulting and management recruiting and severance (c)	—	304	967	3,930
Expenses related to Mexican tax matters (d)	233	1,897	1,043	3,128
Legal settlement and related expenses (e)	—	—	—	700
Professional fees related to internal investigation (f)	1,013	—	7,444	—
Foreign currency loss (gain) (g)	3,041	3,057	5,840	(1,378)
Adjusted EBITDA	$6,686	$7,966	$37,006	$33,191

See prior page for footnote references

Investor Contact
Julie Kegley, Senior Vice President
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246